Exhibit 10.2
Executed Version
LICENSE AND COLLABORATION AGREEMENT
THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is entered into as of January 19, 2025 (the “Effective Date”) by and between
A.    GPCR Therapeutics, Inc., a Korean corporation with its principal offices at Nakseongdae R&D Center, 38, Nakseongdae-ro, Gwanak-gu, Seoul 08790 Korea (“GPCR”) and
B.    Exicure, Inc., an Illinois corporation having its principal place of business at 2430 N. Halsted St. Chicago, IL USA (“EXICURE”).

GPCR and EXICURE are sometimes collectively referred to herein as the “Parties” and separately as a “Party.”

WHEREAS, GPCR is the owner of all rights, title and interest in and to (i) certain CXCR4 inhibitor materials known as GPC-100(Burixafor), technologies related to such material and the patents listed in Exhibit A.1 (“GPC-100”), and (ii) combination inhibition method of treatment and technologies related to such method, including but not limited to the patents listed in Exhibit A.2 (“Combination Method,” and together with GPC-100, the “GPCR Technology”);

WHEREAS, EXICURE desires to license certain intellectual property from GPCR to develop and commercialize pharmaceutical products containing GPC-100, and GPCR is willing to grant such a license to EXICURE on the terms and conditions set forth herein; and
WHEREAS, EXICURE desires to perform Clinical Studies (as hereinafter defined) relating to Product in order to obtain Regulatory Approval (as hereinafter defined) within Territory for the Product.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, GPCR and EXICURE hereby agree as follows:

1.    DEFINITIONS.

1.1    “Affiliate” of a Party means any Person, whether directly or indirectly, controlling, controlled by, or under common control with, such Party or Person, as applicable. For the purposes of this definition, the term “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Party or Person, as applicable, or (ii) the power to direct decisions of such Party or Person, as applicable, including the power to direct management and policies of such Party or Person, as applicable, whether by reason of ownership, by contract or otherwise.

1.2    “Clinical Study(ies)” shall mean each of the controlled clinical trials for any field performed for the GPC-100. Such Clinical Studies will be performed in accordance with the applicable laws and regulations, including but not limited to Federal Food, Drug and

Cosmetic Act and applicable regulations promulgated thereunder (including 21 CFR Part 312), as amended from time to time.

1.3    “Commercialization” or “Commercialize” shall mean activities directed to obtaining pricing and reimbursement approvals, manufacturing, marketing, promoting, distributing, importing, offering for sale or selling a Product.
1.4    "Confidential Information" shall mean trade secrets or confidential proprietary information of GPCR or EXICURE which may be exchanged between the Parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it (a) is publicly disclosed through no fault of any Party hereto, either before or after it becomes known to the receiving Party; (b) was known to the receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from another Party hereto (or such Party's employees), to the extent that the receiving Party can show documentary evidence of such knowledge; (c) is subsequently disclosed to the receiving Party in good faith by a third Party who has a right to make such disclosure; (d) has been published by a third party as a matter of right, subject to the prior written consent of such third party if required.

1.5    "Development" means the conduct of any and all activities directed to non-clinical, pre-clinical, or clinical research and development relating to Product, including drug discovery, identification, research, engineering, characterization, development, modification, optimization, drug metabolism and pharmacokinetics, toxicology, pharmacology, statistical analysis and report writing, formulation development and optimization, quality assurance/quality control, CMC activities, Clinical Studies, and all other activities necessary to seek, obtain, and maintain Regulatory Approval. "Develop" means to engage in Development.
1.6    “EMA” means the European Medicines Agency or any successor agency with responsibilities comparable to the European Medicines Agency.

1.7    “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.8    “Generic Product” shall mean any pharmaceutical product that is introduced by a third party other than GPCR, EXICURE, or each of their Affiliates or sublicensees, which contains the same or equivalent active pharmaceutical ingredient(s) as contained in GPC-100.

1.9    "Inventions" shall mean and include any and all inventions and discoveries which are, or may be, patentable or otherwise protectable under the patent or other intellectual property laws, which relate to the Product, and which are conceived, discovered or reduced to practice during the continuance of this Agreement.

1.10    “License Income” shall mean any payments that EXICURE receives from an Affiliate or third party in consideration of the license of the rights obtained by EXICURE for GPC-100 or GPCR Technology.

1.11    “MFDS” means the Ministry of Food and Drug Safety of Korea or any successor agency thereto.

1.12    “Net Sales” means the gross invoices of sales of Product pursuant to this Agreement by EXICURE or its Affiliates and its or their licensees or sublicensees, less the following deductions, but only to the extent not already adjusted for in determining gross invoices:
(i)    transportation charges, including, insurance, for transporting Product
(ii)    sales, excise and consumption taxes and custom duties, and any other governmental charges imposed on the production, importation, use or sale of Product, but excluding income taxes and any tax which is not refundable or creditable;
(iii)    allowances or credits to customers on account of rejection or return of Product; and
(iv)    rebates, credits, charge backs, fees, reimbursements or similar payments that are granted to wholesalers and other distributors (other than a distributor that is an Affiliate of EXICURE), government entities, managed care entities or other customers.

Any sales of Product between EXICURE and its Affiliates and its or their licensees or sublicensees, for resale will be excluded from the computation of Net Sales, and Net Sales shall be calculated as above only on the gross invoice price of the first arm’s length sale thereafter to an independent third party. Net Sales will be calculated from the books and records of EXICURE, its Affiliates and its or their licensees or sublicensees, as the case may be, maintained in accordance with International Financial Reporting Standards (IFRS), consistently applied. In determining such amounts, EXICURE will use its then-current standard procedures and methodologies.

1.13    “Product” shall mean any product containing GPC-100, the manufacture, use, importation, offer for sale or sale of which would, but for the license granted herein, infringe any valid claim of the patents listed in Exhibit A.1.
1.14    “Regulatory Approval” shall mean the approval of the applicable regulatory authority necessary for the marketing and sale of the Product in a country, excluding separate pricing and/or reimbursement approvals that may be required, and including the expansion or modification of the label for any indication.

1.15    “Regulatory Authority(ies)” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including the EMA in the EU, the FDA in the United States, and the MFDS in South Korea.

1.15    “Steering Committee” has the meaning set forth in Section 3.2.

1.16    “Territory” shall mean all the countries and territories in the world other than the Republic of Korea.

2.    LICENSES.
2.1    Grant to Exicure

2.1.1    Grant of License to GPC-100. Subject to the terms and conditions of this Agreement, GPCR hereby grants to EXICURE, during the Term, a royalty-bearing exclusive license, with the right to grant sublicenses in accordance with Section 2.2, to GPC-100 (subject to Section 8.1) in the Territory.
2.1.2    Grant of License to Combination Method. Subject to the terms and conditions of this Agreement, GPCR hereby grants to EXICURE, during the Term, a royalty-bearing non- exclusive license, with the right to grant sublicenses in accordance with Section 2.2, to Combination Method solely to the extent necessary to Develop and Commercialize Products in the Territory. The license granted in this Section 2.1.2 is exclusive to the Product that GPCR shall not license, grant, or transfer any right to any third Party to Develop or Commercialize any Product that contains GPC-100 in the Territory.

2.2    Sublicensing

2.2.1    Permission to Sublicense. EXICURE has the right to grant sublicenses under the rights and licenses granted in Section 2.1, provided that (i) EXICURE satisfies itself on reasonable grounds that any proposed sublicensee is solvent and has the commercial and technical capability to perform its obligations under the sublicense; and (ii) EXICURE first obtains GPCR's written consent (not to be unreasonably withheld) prior to such sublicense.

2.2.2    Sublicense Requirements. All sublicenses granted under the licenses granted hereunder must be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement. Each sublicense granted to a third Party must prohibit such third party sublicensee from further sublicensing without the prior written consent of GPCR. EXICURE shall notify GPCR in writing and provide a true and complete copy of each sublicense granted to a third party and any amendment to any sublicense within thirty (30) days of entering into or amending the sublicense (as applicable).
2.2.3    Business Development to Sublicense. GPCR retains the right to freely conduct business development activities for the above sublicensing. Notwithstanding the foregoing, GPCR cannot sublicense GPC-100 without EXICURE’s prior written consent.

3.    DEVELOPMENT and COMMERCIALIZATION.

3.1    Diligence. EXICURE, directly or through its Affiliates or sublicensees, shall be under obligations to conduct all Development and Commercialization of Products in the Territory, including all activities necessary to obtain and maintain Regulatory Approvals.

3.2    Steering Committee.
3.2.1    Within twenty (20) business days after the Effective Date, the parties shall establish a Steering Committee ("Steering Committee"). Each Party shall appoint two (2) of its executives or managers to serve as its representatives on the Steering Committee. The total number of representatives on a Steering Committee may be changed by mutual agreement of the Parties; provided that there will at all times be an equal number of representatives of each of GPCR and EXICURE on the Steering Committee. In accordance with the provisions and objectives of this Agreement, the Steering Committee shall:
(i)    review progress of Development and discuss future Development activities.
(ii)    review and recommend patent strategy, including prosecution, protection, and enforcement, of patent on GPCR Technology.

(iii)    advise on any patent or other Intellectual Property issues that may arise concerning or affecting the Development or Commercialization of the Product.
3.2.2    The Steering Committee shall meet as needed but not less than once each quarter during the Term. EXICURE shall prepare updates on Development activities and present such updates to the Steering Committee. Steering Committee meetings shall be held at times and places or in such form, such as by telephone or video conference, as the Steering Committee determines, unless otherwise agreed in writing by the Parties.
3.2.3    Decisions of the Steering Committee will be by unanimous vote of nominated representatives or their substitutes, with each parties' representatives collectively having one
(1) vote which may be exercised by a party's sole attendee at a meeting if the party's other representative cannot attend. In the event that the Steering Committee is unable to agree on a matter or proposal submitted by either party, the matter or proposal shall be considered in Dispute Resolution.
3.2.4    The Steering Committee will have only the powers expressly delegated to them and will have no authority to (a) amend, modify, or waive compliance with this Agreement; (b) act on behalf of either Party in relation to any third party; or (c) decide any issues in a manner that would conflict with the express terms of this Agreement. Each Party will retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion will be delegated to or vested in the Steering Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise expressly agree in writing.

3.3    Development. EXICURE will have full authority and responsibility and bear all related expenses (including all accrued expenses of ongoing phase 2 clinical trial(NCT05561751)) for the Clinical Studies and other Development activities of all Products within the Territory. EXICURE will exercise commercially reasonable efforts to initiate the next Clinical Study and shall start the first dosing of the first patient in any new Clinical Trial by the end of 2026.
3.4    Commercialization. EXICURE will exercise commercially reasonable efforts and diligence in Commercializing Products in each respective Territory after obtaining Regulatory Approval in such Territory.

4.    PAYMENTS AND ROYALTIES.

4.1    Upfront Fee Payment. In partial consideration of the exclusive and non-exclusive licenses granted to EXICURE under this Agreement, EXICURE agrees to pay an upfront fee in the amount of US Dollars (“USD”) one million (USD 1,000,000) to GPCR (“Upfront Fee”). Any payment under this Section 4.1 shall be delivered to GPCR within ten (10) business days after the Effective Date of this Agreement. EXICURE is willing to pay US Dollars(“USD”) half million (USD 500,000) by cash and Exicure will issue new Shares to GPCR up to USD500,000 at a price per share that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately prior to the Effective Date; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately prior to the Effective Date. If Exicure will be required by Nasdaq rules to issue additional new shares for the upfront fee, which requires additional steps, such as approval of a shareholder’s meeting, the parties will agree to extend the payment deadline by mutual consent.

4.2    Milestone Payment. EXICURE shall promptly notify GPCR of the achievement of the milestone events set forth in the table below. In consideration of the achievement of each milestone below, EXICURE shall make the corresponding non-refundable and non-creditable following milestone payments to GPCR:

Milestone	Milestone Payment
Completion* of ongoing phase 2 Clinical Trial((NCT05561751)	$ 1,000,000
First dosing of the first patient in any new Clinical Trial	$ 2,000,000
Receipt of first Marketing Authorization in EU5 (UK, Germany, France, Italy, Spain)	$ 7,000,000
Receipt of first Marketing Authorization in the US	$ 7,000,000
First Annual Net Sales of Product exceed $ 100,000,000	$ 4,000,000
First Annual Net Sales of Product exceed $ 400,000,000	$ 30,000,000
First Annual Net Sales of Product exceed $ 700,000,000	$ 70,000,000
*For the purpose of this Section, “Completion” shall mean the delivery of results to the relevant trial safety management committee who does not recommend against progressing to further studies; and either results meet or exceed requirements established in scientific advice or controlled correspondence with the FDA, EMA or MFDS; or the FDA, EMA or MFDS approve the subsequent study (or accept a BLA or equivalent).
EXICURE shall pay the above milestone payments to GPCR within thirty (30) days after each milestone has been achieved. If EXICURE’s shares are publicly traded, EXICURE may issue to GPCR, and GPCR shall subscribe from EXICURE, if agreed in writing between both Parties, the number of EXICURE’s common shares equivalent to up to 100% of the milestone payments paid by EXICURE calculated in accordance with Section 4.2 at a price per share that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately prior to the day the milestone has been achieved; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately prior to the day the milestone has been achieved. If Exicure will be required by Nasdaq rules to issue additional new shares for the Milestone Payment, which requires additional steps, such as approval of a shareholder’s meeting, the parties will agree to extend the payment deadline by mutual consent.

4.3    Royalties; Annual Payments. After the Parties have obtained Regulatory Approval of the Product, as additional consideration for the exclusive and non-exclusive license granted to EXICURE under this Agreement, EXICURE shall pay to GPCR the following:
4.3.1    Royalty. EXICURE shall pay ten percent (10%) of its global Net Sales of GPC- 100 or any combined and co-development Products using GPC-100 and its derivatives to GPCR as below, until occurrence of (i) expiration of all patents listed in Exhibit A.2, or (ii) the first approval of a Generic Product by Regulatory Authority, whichever is later on a country- by-country basis (“Royalty Term”).
4.3.2    EXICURE’s Grant of license Under GPCR Technology. Notwithstanding the foregoing Section 4.3.2, if EXICURE grants sublicenses or sells, assigns, transfers, and conveys its rights to GPCR Technology to a third party, EXICURE shall notify GPCR in accordance with Section 2.2, and GPCR may elect one of the following options for the payment:

(a)    To receive a portion of the License Income that EXICURE obtains from the third party licensee, in which case the aforementioned Milestone Payment and the Payment for GPCR Technology under Sections 4.2 and 4.3.1 will not be applicable; OR
(b)    To resort to receive installment payments as provided in the Section 4.3.1 above, together with the Milestone Payment under Section 4.2.

If GPCR elects to receive a portion of the License Income (Section 4.3.2.(a)), the License Income will be distributed, within thirty (30) days after EXICURE receives such License Income, to GPCR at the following ratio:
(i)    Sixty percent (60%) if such assignment or license commenced before the Completion of ongoing phase 2 Clinical Trial((NCT05561751);
(ii)    Fifty percent (50%) if such assignment or license commenced before the First dosing of the first patient in any new Clinical Trial;
(iii)    Forty percent (40%) if the assignment or license commenced before the Receipt of first Marketing Authorization in the Territory;
(iv)    Thirty percent (30%) if the assignment or license commenced after the Receipt of first Marketing Authorization in the Territory.

4.4    Exchange Rate. Except for the circumstances stated in Section 4.1, net revenues recorded in any currency other than U.S. Dollars shall be converted to U.S. Dollars for purposes of calculating royalties at the rate of exchange published in the Wall Street Journal (New York Edition) for the last business day of the calendar year to which such Net Sales relates.

4.5    Taxes; Withholding.

4.5.1    The Upfront fee under Section 4.1 and milestone payment under Section 4.2 shall be exclusive of taxes, charges, levies, customs and/or any other duties, and EXICURE agrees to bear and be responsible for the payment of all such taxes, customs, and/or other duties or charges, which may be levied or assessed in connection with this Agreement. Any tax or charges required to be withheld by EXICURE under the laws of the Territory for the accounts of GPCR shall be promptly paid by EXICURE for and on behalf of GPCR to the appropriate governmental authority, and EXICURE shall use its reasonable best efforts to furnish GPCR with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. EXICURE shall increase the payment to GPCR an amount to cover any such tax or other charges actually paid on GPCR's behalf.
4.5.2    All payments other than the Upfront fee as contemplated in Section 4.1 and milestone payment in Section 4.2 above shall be inclusive of taxes. Any tax or charges required to be withheld by EXICURE under the laws of the Territory for the accounts of GPCR shall be paid by EXICURE for and on behalf of GPCR to the appropriate governmental authority, and EXICURE shall use its reasonable best efforts to furnish GPCR with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. EXICURE shall deduct any such tax or other charges actually paid on GPCR’s behalf from the payment to GPCR.

4.6    Payment Method; Late Payment. All payments due to GPCR under this Agreement will be made in U.S. Dollars by irrevocable Letter of Credit (L/C) at sight issued by reputable banks, and all payments due to GPCR under this Agreement will be made in USD. If GPCR does not receive payment of any sum due to it on or before the due date, late payment interest will thereafter accrue on the sum due to GPCR until the date of payment at the per monthly rate of one percent (1%) (or annum rate of twelve percent (12%)) over the then-current prime rate of the United States reported in The Wall Street Journal (U.S., Western Edition) or the maximum rate allowable by applicable laws, whichever is lower.

5.    INTELLECTUAL PROPERTY RIGHTS

5.1    Ownership. EXICURE acknowledges and agrees that GPCR Technology shall at all times remain the property of GPCR. For the avoidance of doubt:
(a)    all rights, title and interest in Improvements, including any improvement, enhancement, development, modification or adaptation made to GPCR Technology, shall vest in GPCR;
(b)    EXICURE is deemed to be granted, during the Term, the licenses to the Improvements, non-exclusive, fully paid up and royalty-free.

5.2    Prosecution and Maintenance.
5.2.1    GPCR shall be primarily responsible for all patent prosecution activities pertaining to GPCR Technology.
5.2.2    If GPCR decides to abandon or allow to lapse any patent that covers a Product, or discontinue any other patent prosecution activities in respect thereof in any country of the Territory, GPCR shall promptly inform EXICURE and EXICURE shall be given the opportunity to assume patent prosecution activities in respect thereof.

5.2.3    EXICURE shall reimburse GPCR, not later than thirty (30) days after receiving an invoice from GPCR, for all reasonable out-of-pocket expenses incurred by GPCR in respect of patent prosecution activities for GPC-100. EXICURE shall reimburse GPCR, not later than thirty (30) days after receiving an invoice from GPCR, for 50% of all reasonable out-of-pocket expenses incurred by GPCR in respect of patent prosecution activities for the Combination Method. Invoices shall be submitted once in respect of each calendar quarter as promptly as practicable after the end of such quarter.
5.3    Improvements. Each party must notify the other of any Improvements discovered or developed by it or on its behalf with respect to any of the GPCR Technology as soon as possible, and no later than sixty (60) business days from the discovery or development. GPCR will have and retain sole and exclusive title to all Improvements.

6.    GENERAL OBLIGATIONS
6.1    Information and Materials. Each Party will provide to the other Party such information and materials as the Parties mutually agree to be necessary or useful to carry out the activities contemplated by this Agreement free of charge unless otherwise stated in the Agreement.

6.2    Costs and Expenses. Each Party will bear its own expenses performing its obligations under this Agreement, including the salaries of its personnel.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

7.1.1    it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets;
7.1.2    it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

7.1.3    it has not entered into any agreement with any third party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement; and

7.1.4    its performance and execution of this Agreement will not result in a breach of any other contract to which it is a party.

7.2    Representations and Warranties of EXICURE. EXICURE represents and warrants to GPCR that:
(a)    it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;
(b)    the execution of this Agreement by such Party's representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of such Party;
(c)    when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

7.3    Representations and Warranties of GPCR. GPCR represents and warrants to EXICURE that:
(a)    it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;
(b)    the execution of this Agreement by such Party's representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of such Party;
(c)    when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and
(d)    it has sufficient rights in and to the GPCR Technology to grant the rights set forth in this Agreement to EXICURE.

7.4    Disclaimer. UNLESS OTHERWISE STATED IN THIS AGREEMNT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PERSON ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8.    CONFIDENTIALITY AND PUBLICATION

8.1    Treatment of Confidential Information. The Parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a Party receiving Confidential Information of the other Party will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information, and in any event not less than reasonable care, (ii) not disclose such Confidential Information to any third party without prior written consent of the other Party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

8.2    Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

9.    INDEMNIFICATION

9.1    By GPCR. GPCR shall indemnify and hold harmless EXICURE, EXICURE’s Affiliates and their directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs, resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by GPCR under this Agreement
(b) the use by GPCR of the Confidential Information of EXICURE or its Affiliates or sublicensees, or (c) the use of GPCR Technology or Product violates, infringes upon, or misappropriates the intellectual property rights of any third party, in each case except to the extent such claim, demand, action or other proceeding is caused by the negligent or willful misconduct of EXICURE or any of its directors, officers, employees or agents, or affiliates.
9.2    By EXICURE. EXICURE shall indemnify and hold harmless GPCR and its directors, officers, employees and agents, from and against all losses, liabilities, damages, expenses including reasonable attorneys' fees and costs resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by EXICURE under this Agreement; or (b) the use by EXICURE of the Confidential Information of GPCR, in each case except to the extent such claim, demand, action or other proceeding is caused by the negligent or willful misconduct of GPCR or any of its directors, officers, employees or agents, or affiliates.

9.3    Process for Indemnification. A Party’s obligation to defend, indemnify and hold harmless the other Party under this Article 9 shall be conditioned upon the following:
(a)    A Party seeking indemnification under this Article 9 (the “Indemnitee”) shall give prompt written notice of the claim to the other Party (the “Indemnitor”). Failure to promptly notify the Indemnitor of any such claim shall not relieve the Indemnitor of any such duty to so indemnify except to the extent that the Indemnitor can demonstrate actual loss and prejudice as a result of such failure.
(b)    Each Party shall furnish promptly to the other Party copies of all papers and official documents received in respect of any losses and claims. Failure to promptly furnish the other Party with such papers and official documents shall not relieve the other Party of any duty to indemnify except to the extent that the other Party can demonstrate actual loss and prejudice as a result of such failure. The Indemnitee shall cooperate as requested by the Indemnitor in the defense against any losses and claims.
(c)    The Indemnitee shall have the right to assume and control the defense of the indemnification claim, including any settlement of such claim, at its own expense with counsel selected by the Indemnitee and reasonably acceptable to the Indemnitor. The Indemnitor may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnitee shall not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnitor’s interests without the prior written consent of the Indemnitor, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned. The Indemnitor shall reasonably cooperate with the Indemnitee at the Indemnitee’s expense and shall make available to the Indemnitee all pertinent information under the control of the Indemnitor.
10.    TERM AND TERMINATION.

10.1    Term. This Agreement shall commence on the Effective Date and, unless earlier terminated by mutual consent or pursuant to Section 10.2 below, shall remain in effect for the Royalty Term.

10.2    Termination. Either Party may terminate this Agreement for the other Party's material breach if such breach remains uncured for one hundred and twenty (120) days after receipt by the breaching Party of written notice from non-breaching party, and the non- breaching party may claim for compensation for the uncured breach. Furthermore, if either Party initiates insolvency, dissolution, winding up, liquidation, a petition for reorganization, or bankruptcy proceedings, or is the subject of involuntary bankruptcy, dissolution, winding up, liquidation, or reorganization proceedings that are not dismissed within sixty (60) days, then the other Party shall have the right to immediately terminate this Agreement.

10.3    Rights Upon Expiration or Termination. Neither Party shall have any further rights or obligations upon the expiration of this Agreement. Upon such expiration or termination, the license granted in this Agreement shall be terminated and any sublicenses granted by EXICURE shall also be terminated. GPCR shall be entitled to royalties as set forth in Article 4 of this Agreement with respect to any Net Sales which may be generated from the sale of Products prior to the termination of this Agreement.

10.4    Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 4 (Payments and Royalties), Section 5 (Intellectual Property Rights), Section 7 (Representations, Warranties and Covenants), Section 8 (Confidentiality and Publication), Section 9 (Indemnification), Section 10 (Term and Termination), Section 11 (Assignment; Successors), ), and Section 12 (General Provisions), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

11.    ASSIGNMENT; SUCCESSORS.

11.1    Assignment. Any and all assignments of this Agreement or any rights granted hereunder by EXICURE without the prior written consent of GPCR are void except (i) to an Affiliate of EXICURE or (ii) as expressly permitted hereunder. Notwithstanding the foregoing, consent of GPCR shall not be required in connection with the sale of all or substantially all of the assets of EXICURE pertaining to this Agreement or the acquisition or merger of all of the business of EXICURE pertaining to this Agreement whereby stockholders of EXICURE prior to such acquisition continue to be the shareholders in the merged entity or in the acquiring entity.
11.2    Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of the Parities. Any such successor or assignee of EXICURE's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by EXICURE.

12.    GENERAL PROVISIONS.

12.1    Strategic Relationship. The relationship between GPCR and EXICURE is strategic relationship. GPCR and EXICURE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than a strategic relationship. GPCR and EXICURE shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.
12.2    Entire Agreement; Modification. This Agreement set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior or contemporaneous agreements or understanding as between the Parties relating to their subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

12.3    Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the laws of Singapore without regard to conflicts of laws principles. Any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of this Agreement shall be settled by arbitration in Singapore under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be conducted by three (3) arbitrators (the "Arbitral Tribunal") and the language of the arbitration shall be English. The interim and/or final awards rendered by the Arbitral Tribunal shall be final and binding on the Parties.

12.4    Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
12.5    Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized. If the Parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 12.3. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the Parties.

12.6    No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver signed by the Party against whom such waiver is being enforced as to a particular matter for a particular period of time.

12.7    Name. Whenever there has been an assignment or a license, or sublicense by EXICURE as permitted by this Agreement, the reference to "EXICURE" as used in this Agreement shall also include and refer to, if appropriate, such assignee, licensee or sublicensee.

12.8    Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by e-mail or facsimile, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other Party:

To GPCR:
Nakseongdae R&D Center, 38, Nakseongdae-ro, Gwanak-gu, Seoul 08790 Korea Attention: Jaehyuk Imm, CBO
E-mail: jaehyuk.imm@gpcr.co.kr
To EXICURE:
2430 N. Halsted St. Chicago, IL USA Attention:
E-mail:

Notice shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery (ii) in the case of an internationally-recognized overnight courier, on the third business day following such mailing; and (iii) where sent by email, on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a business day at the address of the recipient, it is deemed to have been received at the commencement of business on the next business day.

12.9    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party (i) promptly provides notice of the prevention to the other Party, and (ii) makes its best efforts to mitigate the consequences of that force majeure. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments due prior to occurrence of force majeure events hereunder. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
12.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GPCR Therapeutics, Inc.    Exicure, Inc.

By:    By:
Name: Dongseung Seen    Name: Andy Yoo

Title: CEO    Title: CEO

Exhibit A.1 GPC-100 patents

Jurisdiction	Application No.	Regis./Pub. No.
United States	12/263,671	8372849
Canada	2720229	2720229
Taiwan	097142682	I444188
China	200810179694.4	101565404
Hong Kong	10104050.7	HK1138269
Philippines	1-2010-502395	1-2010-502395
Europe	08874003.0	2268635
Austria	08874003.0	2268635
Belgium	08874003.0	2268635
Bulgaria	08874003.0	2268635
Croatia	08874003.0	2268635
Cyprus	08874003.0	2268635
Czech Republic	08874003.0	2268635
Denmark	08874003.0	2268635
Estonia	08874003.0	2268635
Finland	08874003.0	2268635
France	08874003.0	2268635
Germany	08874003.0	2268635
Greece	08874003.0	2268635
Hungary	08874003.0	2268635
Iceland	08874003.0	2268635
Ireland	08874003.0	2268635
Italy	08874003.0	2268635
Latvia	08874003.0	2268635
Lithuania	08874003.0	2268635
Luxembourg	08874003.0	2268635
Malta	08874003.0	2268635
Monaco	08874003.0	2268635
Norway	08874003.0	2268635
Poland	08874003.0	2268635
Portugal	08874003.0	2268635
Romania	08874003.0	2268635
Slovakia	08874003.0	2268635
Slovenia	08874003.0	2268635
Spain	08874003.0	2268635

Sweden	08874003.0	2268635
Switzerland	08874003.0	2268635
The Netherlands	08874003.0	2268635
Turkey	08874003.0	2268635
United Kingdom	08874003.0	2268635
New Zealand	588989	588989
Korea	10-2010-7025309	10-1579999
Singapore	201007380-7	165610
Australia	2008355098	2008355098
Japan	2011-504995	5661607
South Africa	2010/08262	2010/08262
Indonesia	W-00201003986	IDP000035619
India	3842/KOLNP/2010	280579
Eurasia	201071221	019289
Armenia	201071221	019289
Azerbaijan	201071221	019289
Belarus	201071221	019289
Kyrgyzstan	201071221	019289
Kazakhstan	201071221	019289
Moldova	201071221	019289
Russia	201071221	019289
Tajikistan	201071221	019289
Turkmenistan	201071221	019289
United States	12/617,238	9023834
United States	14/502,144	9375406
Taiwan	104118507	I666216
Eurasia	201790651	031090
Armenia	201790651	031090
Azerbaijan	201790651	031090
Belarus	201790651	031090
Kyrgyzstan	201790651	031090
Kazakhstan	201790651	031090
Russia	201790651	031090
Tajikistan	201790651	031090
Turkmenistan	201790651	031090
Japan	2017-518264	6581654
Japan	2019-155134	6844870

Korea	10-2017-7010790	10-2589811
China	201580023441.6	Pending
China	202311449008.1	Pending
Europe	15846698.7	Pending
Korea	10-2023-7034758	Pending
Hong Kong	17113974.4	Pending
Exhibit A.2 Combination Method patent

Jurisdiction	Application No.	Regis./Pub. No.
United States	16/224,450	10709763
United States	16/885,196	11857600
Taiwan	107145764	I818938
Japan	2020-535043	7517986
Australia	2018388302	Allowed, No. TBD
Brazil	112020012075-8	pending
Brazil	122022025463-2	pending
Canada	3,086,337	pending
China	201880089801.6	pending
EP	18892135.7	pending
EP	21174644.1	pending
Hong Kong	62021029872.0	pending
Hong Kong	42022052211.4	pending
Japan	2020-535043	pending
Japan	2024-074184	pending
Korea	10-2020-7019080	pending
United States	17/233,359	pending
Argentina	P200101381	pending
Australia	2020278977	pending
Brazil	112021022887-0	pending
Canada	3,139,912	pending
China	202080047920.2	pending
EP	20809706.3	pending
Hong Kong	62022061032.8	pending
Japan	2021-568550	pending
Korea	10-2021-7040829	pending
Taiwan	109116108	pending
United States	17/609,777	pending

PCT	PCT/US2023/024983	pending
PCT	PCT/IB2024/055558	pending